Filed under SEC

                                                  Rule 424 (b)(2)
                                        Registration No. 33-44271

                HILB, ROGAL AND HAMILTON COMPANY

                         SUPPLEMENT TO
               PROSPECTUS DATED FEBRUARY 12, 1992

                  RELATING TO ACQUISITIONS OF
                 HUGH HOLLEY & ASSOCIATES, INC.


     The following information is furnished to supplement and complete the information contained in the Prospectus dated
February 12, 1992, relating to the offering of shares of the Common Stock of Hilb, Rogal and Hamilton Company (the "Company") to the sole shareholder of Hugh Holley & Associates, Inc. also doing business as Professional Insurance Associates and Professional Liability Purchaser's Group ("HHA") of Marietta, Georgia to consummate the merger of HHA and the Company.

                    Terms of the Transaction

     (a) (1) Effective September 1, 1997, a subsidiary of the Company will consummate an Agreement of Merger with HHA whereby the sole shareholder of HHA will receive 31,250 shares of Common Stock of the Company ("Shares") subject to (i) all necessary corporate approvals of each corporation, (ii) all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained, and (iii) all other conditions precedent as outlined in the Agreement of Merger (see Exhibit 2.31). The number of shares distributed to the sole shareholder of HHA will be adjusted based upon the final determination of net worth as defined in the Agreement of Merger.

     Hugh Holley & Associates, Inc. will merge into Hilb, Rogal and Hamilton Company of Atlanta, Inc., a wholly-owned subsidiary of the Company.

          (2) The acquisition of HHA by the Company has been agreed upon because the Company is engaged in the business of owning insurance agencies and because the sole shareholder of HHA has determined that a merger with the Company is beneficial to the growth of his insurance operation.

     The combined operations will add approximately six employees and approximately $500,000 of revenues to the Company.

          (3)   HHA  was  incorporated  in  1979  and  elected  S
Corporation  status as provided by the Internal Revenue  Code  in
1987.   HHA has 50,000 authorized shares of common stock, $1  par
value.  There are 500 shares issued and  outstanding.


          (4) There are no material differences between the rights of the security holder of HHA and the rights of security holders of the Company.

          (5)  & (6) The acquisition of HHA will be treated using
the   purchase  method  of  accounting  for  acquisitions   under
generally accepted accounting principles.

     HHA will be included in the consolidated return of the Company as of the effective date. The acquisition will be recorded as a tax free exchange under the rules of I.R.C.
Sections 368(a)(1)(A) and 368(a)(2)(D).

     (c) The acquisition agreement is incorporated into this supplement as Exhibit 2.31.

                Pro Forma Financial Information
                   See attached - Schedule A

                Material Contracts with Seller.

     There have been no material contracts between the Company and HHA prior to the proposed effective date of the transaction.

   Information with Respect to Hugh Holley & Associates, Inc.

     HHA  was  incorporated  in 1979 and  elected  S  Corporation
status  as  provided by the Internal Revenue Code in  1987.   HHA
maintains its primary location in Marietta, Georgia.

     HHA provides professional liability services for architects and engineers. Services provided include personal and commercial professional liability insurance (approximately 98% of revenues) and group and individual life and health insurance products (approximately 2% of revenues).

      The shares to be issued represent less than .24% of outstanding shares of the Company at the time of acquisition and the assets of HHA as of December 31, 1996 and pre-tax earnings for the year then ended represent approximately .17% and .28%, respectively, of the consolidated amounts of the Company. Furthermore, the Company's investment in HHA will represent approximately .27% of consolidated assets of the Company. Accordingly, due to the small size, and closely held nature of the insurance agency, it is not practical or cost effective to provide audited financial statements. Accordingly, the shares will be restricted as to resale until such time as the Company files audited financial statements which include the proforma results of operations of the Company including the operations of HHA. The restriction should end no later than March 31, 1998 when the Company files its Form 10-K for 1997.

                 Common Stock and Dividend Data

     There is no established public trading market for the stock of HHA. There is one shareholder of HHA. See Shareholder Information below for information regarding shares held by each shareholder and information regarding authorized and issued shares.

     There have been no common stock dividend distributions by HHA during the six months ended June 30, 1997 or the years ended
December 31, 1996, 1995 and 1994.

                    Shareholder Information

     (a)  (1)       WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

          (2) & (3) HHA has agreed to submit the acquisition agreement to its sole shareholder for adoption by unanimous written consent after receipt and review of the Prospectus. Since the acquisition can be completed only with the unanimous consent of the shareholder of the company being acquired (HHA), notice requirements shall have been met and there shall be no dissenters.

          (4)  & (5)      There are no material interests, direct
or   indirect,  of  affiliates,  officers  or  directors  of  the registrant or of the company being acquired (HHA) in the proposed transaction.

          (6)        HHA  has 50,000 authorized shares of  common
stock,   $1   par  value.   There  are  500  shares  issued   and
outstanding.


     The ownership of the outstanding shares of HHA as follows:

                            Number of
         Shareholders     Common Shares     Percentage

        Wm. Hugh Holley        500             100%

     (7)    Upon  completion  of  the proposed  acquisition,   no
shareholder of HHA will serve as a director or executive officer of the registrant.


                         Hilb, Rogal and Hamilton Company


Date of this Supplement:  August 22, 1997

                SCHEDULE A - PRO FORMA CONDENSED
                FINANCIAL STATEMENTS (UNAUDITED)

     The following pro forma condensed consolidated balance sheet as of June 30, 1997 and the pro forma consolidated income state ments for the six months ended June 30, 1997 and the year ended December 31, 1996 give effect to the proposed acquisition of Hugh Holley & Associates, Inc. ("HHA") expected to be effective on September 1, 1997; and the acquisition of certain assets and liabilities of three insurance agencies purchased in 1997 and 15 insurance agencies purchased in 1996. The pro forma information is based on the historical financial statements of Hilb, Rogal and Hamilton Company and the acquired agencies, giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. The pro forma consolidated income statements give effect to the purchase method acquisitions and proposed purchase method acquisitions as if they had occurred on January 1, 1996. The pro forma condensed consolidated balance sheet gives effect to the business combinations which occurred or are probable of occurring subsequent to June 30, 1997, as if they had occurred before June 30, 1997.

      The pro forma statements have been prepared by management based upon the historical financial statements of Hilb, Rogal and Hamilton Company, HHA and other acquired agencies. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of the Company included in the Company's 1996 Annual Report to Shareholders which is incorporated by reference in the Company's Annual Report on Form 10-K, which is incorporated herein by reference.


     HILB, ROGAL & HAMILTON COMPANY
PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
6/30/97

                     HILB,ROGAL    ACQUISITIONS     PRO FORMA ADJUSTMENTS      PRO FORMA
                    AND HAMILTON   (PURCHASES)   FOR PURCHASE ACQUISITIONS   CONSOLIDATED
                      COMPANY
ASSETS

CASH AND CASH
EQUIVALENTS           $27,262,327   $304,548      (79,060) (1)          0    $27,487,815
INVESTMENTS             6,620,567          0                                   6,620,567
RECEIVABLES &
OTHER                  47,661,000          0            0                     47,661,000
                     -------------------------------------------------------------------
TOTAL CURRENT ASSETS   81,543,894    304,548          N/A               0     81,769,382

INVESTMENTS             4,758,339          0                                   4,758,339
PROPERTY &
EQUIPMENT              15,534,952          0            0               0     15,534,952
INTANGIBLE ASSETS      80,449,290          0            0         500,000 (3) 80,949,290
OTHER ASSETS            5,737,393          0                                   5,737,393
                     -------------------------------------------------------------------
TOTAL ASSETS         $188,023,868   $304,548          N/A        $500,000   $188,749,356
                     ===================================================================


LIABILITIES & EQUITY:

PREMIUMS PAYABLE-
INS CO                $69,418,567   $225,488                                 $69,644,055
OTHER ACCRUED
LIABILITIES            24,525,285          0            0                     24,525,285
                     -------------------------------------------------------------------
TOTAL CURRENT
LIABILITIES            93,943,852    225,488           N/A              0     94,169,340
                     ===================================================================
LONG-TERM DEBT          29,029,634          0           0               0     29,029,634
OTHER LONG-TERM LIAB.    9,750,147          0                           0      9,750,147

SHAREHOLDERS' EQUITY

COMMON STOCK            20,356,793        500        (500) (4)    500,000 (2) 20,856,793
RETAINED EARNINGS       34,943,442     78,560     (78,560) (4)                34,943,442
                      -------------------------------------------------------------------
                        55,300,235     79,060         N/A         420,940     55,800,235
                      -------------------------------------------------------------------
                      $188,023,868   $304,548         N/A        $420,940   $188,749,356
                      ===================================================================

  (1)   TO ADJUST FOR ASSETS AND LIABILITIES NOT ACQUIRED.

  (2) TO REFLECT PURCHASE PRICE OF ASSETS AND LIABILITIES ACQUIRED SUBSEQUENT TO JUNE 30, 1997 IN PURCHASE TRANSACTIONS.

  (3)   TO ADJUST FOR ASSET VALUATIONS UNDER PURCHASE ACCOUNTING.

  (4)   TO ELIMINATE SHAREHOLDERS' EQUITY OF ACQUIRED ENTITIES.

HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)


                                                SIX MONTHS ENDED JUNE 30, 1997
                           ---------------------------------------------------------------------------
                           HILB, ROGAL     ACQUISITIONS    PRO FORMA      ADJUSTMENTS    PRO FORMA
                           & HAMILTON CO.  (PURCHASES)     FOR PURCHASE                 CONSOLIDATED
                                                           ACQUISITIONS
REVENUES:

COMMISSIONS & FEES         $88,952,127       $237,376                                    $89,189,503
INTEREST AND OTHER INCOME    3,283,828          7,346                                      3,291,174
TOTAL REVENUES              92,235,955        244,722                                     92,480,677

OPERATING EXPENSES:

COMPENSATION AND BENEFITS   48,867,525        130,061                                     48,997,586
OTHER OPERATING EXPENSES    22,920,710         39,547           (7,359)             (1)   22,952,897
AMORTIZATION OF INTANGIBLES  4,225,709                          16,668              (2)    4,242,375
INTEREST EXPENSE             1,032,170              0                                      1,032,170
                           -------------------------------------------------------------------------
TOTAL OPERATING EXPENSES    77,046,114        169,608            9,309                    77,225,028
                           ---------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES  15,189,841         75,114           (9,309)                   15,255,649

INCOME TAXES                 6,246,054                          26,322              (3)    6,272,373
                           -------------------------------------------------------------------------
NET INCOME                  $8,943,787        $75,114         ($35,631)                   $8,983,276
                           =========================================================================
NET INCOME PER COMMON SHARE      $0.68                                                         $0.68
                           =========================================================================

SHARES ISSUED AND
  OUTSTANDING               13,000,139                          31,250                    13,031,339
                           =========================================================================
WEIGHTED AVERAGE SHARES
  OUTSTANDING               13,239,878                          31,250                    13,271,128
                           =========================================================================


 (1) TO REFLECT ADJUSTMENTS TO COMPENSATION AND OTHER OPERATING EXPENSES TO REFLECT ADJUSTED COMPENSATION, DEPRECIATION EXPENSE, RENT EXPENSE, ETC.
 (2) TO REFLECT ADJUSTMENTS TO AMORTIZATION OF INTANGIBLES DUE TO VALUATION OF AGENCY ASSETS ON THE PURCHASE BASIS OF ACCOUNTING. INTANGIBLE
       ASSETS REPRESENT EXPIRATION RIGHTS, THE EXCESS OF COSTS OVER THE
       FAIR VALUE OF NET ASSETS ACQUIRED AND NONCOMPETITION AGREEMENTS.
 (3) TO REFLECT ESTIMATED TAXES AND THE TAX EFFECT OF PROFORMA ADJUSTMENTS ON NET INCOME.

 HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                YEAR ENDED DECEMBER 31, 1996
                           -------------------------------------------------------------------------
                           HILB, ROGAL     ACQUISITIONS    PRO FORMA      ADJUSTMENTS   PRO FORMA
                           & HAMILTON CO.  (PURCHASES)     FOR PURCHASE                CONSOLIDATED
                                                           ACQUISITIONS
REVENUES:

COMMISSIONS & FEES        $153,967,914    $15,591,766                                   $169,559,680
INTEREST AND OTHER INCOME    4,275,186        342,491         ($374,978)           (1)     4,242,699
                          --------------------------------------------------------------------------

TOTAL REVENUES             158,243,100     15,934,257          (374,978)                 173,802,379

OPERATING EXPENSES:

COMPENSATION AND BENEFITS   88,406,342     10,666,873                                     99,073,215
OTHER OPERATING EXPENSES    41,950,933      4,153,431          (178,691)           (2)    45,925,673
AMORTIZATION OF INTANGIBLES  7,596,274        139,900           860,992            (3)     8,597,166
INTEREST EXPENSE             1,244,729        139,426            49,017            (4)     1,433,172
                          --------------------------------------------------------------------------

TOTAL OPERATING EXPENSES   139,198,278     15,099,630           731,318                  155,029,226
                          --------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES  19,044,822        834,627        (1,106,296)                  18,773,153

INCOME TAXES                 7,638,431       (108,668)                             (5)     7,529,763
                          --------------------------------------------------------------------------

NET INCOME                 $11,406,391       $834,627         ($997,628)                 $11,243,390
                          ==========================================================================

NET INCOME PER COMMON SHARE      $0.85                                                         $0.82
                          ==========================================================================
SHARES ISSUED AND
 OUTSTANDING                13,320,577                           53,892                   13,374,469
                          ==========================================================================
WEIGHTED AVERAGE SHARES
  OUTSTANDING               13,493,255                          136,666                   13,629,921
                          ==========================================================================

 (1) TO ADJUST HISTORICAL INTEREST AND TO ADJUST FOR LOST INTEREST EARNED FROM CASH PAID FOR ACQUIRED AGENCIES.
 (2) TO REFLECT ADJUSTMENTS TO COMPENSATION AND OTHER OPERATING EXPENSES TO REFLECT ADJUSTED COMPENSATION, DEPRECIATION EXPENSE, RENT EXPENSE, ETC.
 (3) TO REFLECT ADJUSTMENTS TO AMORTIZATION OF INTANGIBLES DUE TO VALUATION OF AGENCY ASSETS ON THE PURCHASE BASIS OF ACCOUNTING. INTANGIBLE
       ASSETS REPRESENT EXPIRATION RIGHTS, THE EXCESS OF COSTS OVER THE
       FAIR VALUE OF NET ASSETS ACQUIRED AND NONCOMPETITION AGREEMENTS.
 (4)   TO ADJUST HISTORICAL INTEREST AND REFLECT INTEREST ON ACQUISITION DEBT.
 (5) TO REFLECT ESTIMATED TAXES AND THE TAX EFFECT OF PROFORMA ADJUSTMENTS ON NET INCOME.